EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD PRIME ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

DALLAS, April 20, 2016 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today preliminary expectations for RevPAR and Adjusted Funds from Operations (“AFFO”) for the first quarter of 2016.
The Company expects to report RevPAR growth of approximately 2.1% for the first quarter for all hotels in the portfolio. Additionally, the Company expects to report AFFO per diluted share of approximately $0.36 to $0.40 for the first quarter.
Ashford Prime plans to issue its earnings release for the first quarter after the market closes on Wednesday, May 4, 2016, and will host a conference call on Thursday, May 5, 2016, at 11:00 a.m. ET. The number to call for this interactive teleconference is (416) 204-9271. A replay of the conference call will be available through Thursday, May 12, 2016, by dialing (719) 457-0820 and entering the confirmation number, 3894316.
The live broadcast of Ashford Prime’s quarterly conference call will be available online at the Company's web site, www.ahpreit.com on Thursday, May 5, 2016, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for approximately one year.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

We present estimated AFFO to help our investors evaluate our operating performance. Funds from operations (“FFO”) is calculated on the basis defined by NAREIT, which is net income (loss) attributable to the Company, computed in accordance with GAAP, excluding gains or losses on sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and after unconsolidated entities and redeemable noncontrolling interests in the operating partnership. Adjustments for unconsolidated entities are calculated to reflect FFO on the same basis. NAREIT developed FFO as a relative measure of performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined by GAAP. Our calculation of AFFO excludes preferred dividends, write-off of loan costs and exit fees, transaction costs, gain on insurance settlement, strategic alternatives and other costs, compensation adjustment related to modified employment terms and non-cash items such as advisory services incentive fee, the Company’s portion of unrealized loss on the AIM Real Estate Hedged Equity (U.S.) Fund, LP, unrealized loss on investments and unrealized loss on derivatives. FFO and AFFO exclude amounts attributable to the portion of a partnership owned by the third party. We consider FFO and AFFO to be appropriate measures of our ongoing normalized operating performance as a REIT. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that either do not define the term in accordance with the current NAREIT definition or interpret the NAREIT definition differently than us. FFO and AFFO do not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income or loss as an indication of our financial performance or GAAP cash flows from operating activities as a measure of our liquidity. FFO and AFFO are also not indicative of funds available to satisfy our cash needs, including our ability to make cash distributions. However, to facilitate a clear understanding of our historical operating results, we believe that FFO and AFFO should be considered along with our net income or loss and cash flows reported in the consolidated and combined consolidated financial statements.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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